Exhibit 99.1

Item 6.  Selected Financial Data.

The following tables set forth selected historical financial data of us and our predecessor, BCEC, as of and for the periods indicated. The consolidated statements of operations data for the years ended December 31, 2007 and 2008 are derived from audited consolidated financial statements of BCEC not included in this report. The consolidated audited financial statements of BCEC for the periods not included in this report were previously filed in BCEI’s Form S-1 (File No. 333-174765). The consolidated statement of operations data for the years ended December 31, 2009 and the period ended December 23, 2010 are derived from the audited consolidated financial statements of BCEC included elsewhere in this report. The consolidated statement of operations data for the eight day period ended December 31, 2010 and year ended December 31, 2011 are derived from the audited consolidated financial statements of BCEI included elsewhere in this report. The consolidated balance sheets data as of December 31, 2007, 2008 and 2009 are derived from the audited consolidated financial statements of BCEC, which are not included in this report. The consolidated audited financial statements of BCEC for the periods not included in this report were previously filed in BCEI’s Form S-1 (File No. 333-174765). The consolidated balance sheet data as of December 31, 2010 and 2011 is derived from our audited consolidated financial statements of BCEI included elsewhere in this report. In management’s opinion, the financial statements include all adjustments necessary for the fair presentation of our financial condition as of such date and our results of operations for such periods.

The summary unaudited pro forma statement of operations of Bonanza Creek Energy, Inc. for the year ended December 31, 2010 gives effect to our Corporate Restructuring as if it had occurred on January 1, 2010.

The selected historical financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Continuing Operations” and both our and our predecessor’s financial statements and the notes to those financial statements included elsewhere in this Current Report on Form 8-K.

					Bonanza Creek Energy, Inc.
	Bonanza Creek Energy Company, LLC (Predecessor)				Period from Inception		Bonanza
	2007	2008	2009	Period Ended December 23, 2010(1)	(December 23, 2010) to December 31, 2010	Year Ended December 31, 2011	Creek Energy, Inc. Pro Forma 2010(2)
							(unaudited)
	(in thousands, except per share data)
Statement of Operations Data:
Revenues:
Oil sales	$7,462	$27,171	$22,377	$29,608	$1,200	$79,568	$40,466
Natural gas sales	1,736	5,160	3,655	6,226	207	13,442	10,253
Natural gas liquids and CO2 sales	821	2,782	3,169	7,672	213	12,714	8,365
Total revenues	10,019	35,113	29,201	43,506	1,620	105,724	59,084
Operating expenses:
Lease operating	2,191	8,633	10,745	11,948	419	18,253	14,377
Severance and ad valorem taxes	514	1,439	1,984	1,468	66	5,918	2,368
Depreciation, depletion and amortization	3,529	11,065	12,594	12,598	436	28,014	18,856
General and administrative	4,752	7,477	7,610	8,375	324	13,164	9,339
Employee stock compensation(3)	—	—	—	—	—	4,449	—
Exploration	—	9	—	226	—	878	246
Impairment of oil and gas properties(4)	—	1,594	—	—	—	623	—
Cancelled private placement(5)	—	—	—	2,378	—	—	2,378
Total operating expenses	10,986	30,217	32,933	36,993	1,245	71,299	47,564
Income (loss) from operations	(967)	4,896	(3,732)	6,513	375	34,425	11,520
Other income (expense):
Interest expense	(1,609)	(12,227)	(16,582)	(18,001)	(58)	(4,017)	(1,263)
Amortization of debt discount	(1,684)	(5,987)	(7,963)	(8,862)	—	—	—
Write off of deferred financing costs	—	—	—	(1,663)	—	—	(1,663)
Gain on sale of oil and gas properties	—	8	—	—	—	—	—
Unrealized gain (loss) in fair value of warrant put option(6)	(32,302)	70,972	(80,640)	34,345	—	—	—
Unrealized gain (loss) in fair value of commodity derivatives	(925)	48,716	(34,589)	(7,605)	(514)	225	(8,119)
Realized gain (loss) on settled commodity derivatives	26	1,913	13,451	5,919	(47)	(3,024)	5,872
Other income (loss)	(43)	(229)	(180)	19	—	(110)	(46)
Total other income (expense)	(36,537)	103,166	(126,503)	4,152	(619)	(6,926)	(5,219)
Income (loss) from continuing operations before taxes	(37,504)	108,062	(130,235)	10,665	(244)	27,499	6,301
Income tax benefit (expense)(7)	—	—	—	—	90	(12,890)	(2,319)
Income (loss) from continuing operations	(37,504)	108,062	(130,235)	10,665	(154)	14,609	3,982
Discontinued operations
(Loss) income from operations associated with oil and gas properties held for sale (including impairments in 2008, 2009, and 2011 of $24.8 million, $0.6 million, and $3.4 million respectively)(4)	(2,856)	(39,308)	149	64	(13)	(3,610)	(312)
Gain on sale of oil and gas properties	—	—	303	4,055	—	—	4,055
Income tax (expense) benefit	—	—	—	—	5	1,692	(1,377)
(Loss) income from discontinued operations	(2,856)	(39,308)	452	4,119	(8)	(1,918)	2,366
Net income (loss)	$(40,360)	$68,754	$(129,783)	$14,784	$(162)	$12,691	$6,348
Basic and Diluted Income Per Share(8)
Income from continuing operations					$—	$0.49	$0.14
Income from discontinued operations					$—	$(0.6)	$0.08
Net income per common share					$—	$0.43	$0.22
Weight Average Shares Outstanding, Basic and Diluted					29,123	29,576	29,123

(1)                                     We completed our Corporate Restructuring on December 23, 2010.

(2)                                     The pro forma information above gives effect to our Corporate Restructuring as if it had occurred on January 1, 2010. See “—Unaudited Pro Forma Financial Data.”

(3)                                     In connection with our IPO, the Company distributed 243,945 fully vested shares of common stock previously held in trust to our employees and recorded a $4.1 million stock compensation charge. In addition, the Company distributed the remaining 3,400 shares of our former Class B common stock to our employees. In connection with our IPO, all issued and outstanding shares of our former Class B Common Stock converted into 437,787 shares of restricted common stock, vesting over a three year period and we recorded a $0.1 million stock compensation charge. We expect to recognize employee stock compensation expense relating to these grants during the years ended December 31, 2012, 2013, and 2014 of approximately $2.5 million, $2.5 million, and $2.3 million, respectively, assuming no forfeitures.

(4)                                     The impairment for the year ended 2008 resulted from a write-down of the carrying value of our oil and natural gas reserves due to depressed year-end prices. The impairment for 2011 was related to steam flooding results in our legacy California assets that were lower than expected and the impairment of one non-core field in Southern Arkansas was related to the loss of a lease.

(5)                                     Expenditures in connection with a cancelled private placement of our preferred stock.

(6)                                     In connection with its purchase of our senior subordinated notes D.E. Shaw Synoptic Portfolios 5, L.L.C. received warrants to purchase equity interests in our predecessor. These warrants contained a put right exercisable beginning on May 17, 2014. The periods presented for our predecessor reflect the changes in the fair market value of that put option. The warrants and aggregate warrant exercise price were exchanged for shares of our common stock in connection with our Corporate Restructuring.

(7)                                     Our predecessor, BCEC, was a partnership for federal income tax purposes and, therefore, was not subject to entity-level taxation. Our pro forma results reflect our taxation as a subchapter “C” corporation at an estimated combined state and federal income tax rate of 36.8%.

(8)                                     As a limited liability company, ownership interests in our predecessor were held as units rather than shares.

	Bonanza Creek Energy Company, LLC (Predecessor)			Bonanza Creek Energy, Inc.
	As of December 31,			As of December 31,
	2007	2008	2009	2010	2011
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$—	$4,088	$2,522	$—	$2,090
Property and equipment, net	51,093	182,976	177,126	481,374	618,229
Oil and gas properties held for sale, less accumulated depreciation and depletion	38,553	12,304	11,241	15,208	9,896
Total assets	97,044	241,625	211,552	516,104	664,349
Long term debt, including current portion:
Credit facility	27,274	107,000	99,000	55,400	6,600
Senior subordinated notes, net of discount	51,561	75,499	92,442	—	—
Subordinated unsecured note	—	10,000	10,799	—	—
Warrant put options(1)	42,851	828	81,468	—	—
Total members’/stockholders’ equity (deficit)	(33,566)	35,988	(93,795)	356,380	527,982

					Bonanza Creek Energy, Inc.
	Bonanza Creek Energy Company, LLC (Predecessor)				Period from Inception
	Year Ended December 31,			Period Ended December 23,	(December 23, 2010) to December 31,	Year Ended December 31,
	2007	2008	2009	2010(2)	2010	2011
	(in thousands)
Other Financial Data:
Net cash provided by (used in) operating activities	$(561)	$11,128	$11,134	$22,759	$(1,633)	$57,603
Net cash provided by (used in) investing activities	(43,265)	(79,581)	(7,185)	(32,127)	(817)	(158,902)
Net cash provided by (used in) financing activities	38,787	72,541	(5,515)	9,297	—	103,389

(1)                                 The warrants and aggregate warrant exercise price were exchanged for shares of our common stock in connection with our Corporate Restructuring.

(2)                                 We completed our Corporate Restructuring on December 23, 2010.

Unaudited Pro Forma Financial Information

We completed our Corporate Restructuring on December 23, 2010. The following unaudited pro forma financial information shows the pro forma effect of our Corporate Restructuring. We have not included a pro forma balance sheet since the effects of our Corporate Restructuring are reflected in the December 31, 2010 balance sheet included elsewhere in this Current Report on Form 8-K. The unaudited pro forma statement of operations for the year ended December 31, 2010 was prepared as if our Corporate Restructuring had occurred at January 1, 2010.

The accompanying financial information was from the historical accounting records. We made no additional pro forma adjustment to general and administrative expense since we were the operator of these properties prior to the acquisitions.

The following unaudited pro forma financial statements do not purport to represent what our actual results of operations would have been if this acquisition had occurred on January 1, 2010. The unaudited pro forma financial statements should be read in conjunction with our historical financial statements and related notes for the periods presented included elsewhere in this Current Report on Form 8-K.

	Bonanza Creek Energy Company, LLC Period Ended December 23, 2010	Holmes Eastern Company, LLC Period Ended December 23, 2010	Bonanza Creek Energy, Inc. Period from Inception (December 23, 2010) to December 31, 2010	Pro Forma Adjustments	Bonanza Creek Energy, Inc. Year Ended December 31, 2010
				(unaudited)	(unaudited)
	(in thousands, except per share data)
Revenues:
Oil, natural gas, natural gas liquids and CO2 sales	$43,506	$13,958	$1,620	$—	$59,084
Operating expenses:
Lease operating	11,948	2,010	419	—	14,377
Severance and ad valorem taxes	1,468	834	66	—	2,368
Exploration	227	19	—	—	246
Depreciation, depletion and amortization(1)	12,598	3,006	436	2,816	18,856
General and administrative	8,375	640	324	—	9,339
Cancelled private placement	2,378	—	—	—	2,378
Total operating expenses	36,994	6,509	1,245	2,816	47,564
Income from operations	6,512	7,449	375	(2,816)	11,520
Other income (expense):
Other income (loss)	19	(65)	—	—	(46)
Write off of deferred financing costs	(1,663)	—	—	—	(1,663)
Unrealized gain on fair value of warrant put option(2)	34,345	—	—	(34,345)	—
Amortization of debt discount(3)	(8,862)	—	—	8,862	—
Realized gain on settled commodity derivatives	5,919	—	(47)	—	5,872
Unrealized loss in fair value of commodity derivatives	(7,605)	—	(514)	—	(8,119)
Interest expense(4)	(18,001)	(439)	(57)	17,234	(1,263)
Total other income (expense)	4,152	(504)	(618)	(8,249)	(5,219)
Income (loss) from continuing operations	10,664	6,945	(243)	(11,065)	6,301
Pro forma income tax expense(5)				(2,319)	(2,319)
Income (loss) from continuing operations					$3,982
(Loss) income from operations associated with oil and gas properties held for sale	65	—	(13)	(364)	(312)
Gain on sale of oil and gas properties	4,055	—	—	—	4,055
Pro forma income tax (expense) benefit(5)	—	—	—	(1,377)	(1,377)
Income from discontinued operations	4,120	—	(13)	(1,741)	2,366
Net Income	$14,784	$6,945	$(256)	$(15,125)	$6,348
Basic and diluted income per share
Income from continuing operations					$0.14
Income from discontinued operations					$0.08
Net income per common share					$0.22

(1)                                 Pro forma depletion expense gives effect to our Corporate Restructuring which required the application of purchase accounting. The expense was calculated using estimated proved reserves as of the beginning of the period, production for the applicable period, and the fair value of the purchase price allocated to proved oil and gas properties.

(2)                                 BCEC issued an aggregate of 33,089 warrants to purchase Class A units during 2006, 2007, and 2008 in connection with the sale of senior subordinated notes. These warrants included a one time right and option to put the warrants back to BCEC at fair market value less the exercise price. This pro forma adjustment reverses the mark-to-market income for the warrant put right that was recorded during 2010. This presentation assumes that the warrants were exercised on January 1, 2010 in connection with a recapitalization.

(3)                                 During 2010, BCEC recorded accretion expense for the subordinated debt discount. This pro forma adjustment reverses the accretion expense recorded during 2010. This presentation assumes that the subordinated debt was paid off on January 1, 2010 in connection with a recapitalization.

(4)                                 This pro forma adjustment reduces interest expense by $10.9 million for BCEC interest expense that was paid in kind during 2010, a further reduction to interest expense for the amortization of debt issuance costs related to BCEC’s second lien term loan that was entered into during 2010, and a further reduction for cash interest expense paid on the revolving credit facilities of BCEC and HEC and BCEC’s related party note payable during 2010. This presentation assumes that BCEC’s subordinated debt, the second lien term loan and BCEC’s related party note payable were paid off and the balance outstanding on our revolving credit facility was reduced on January 1, 2010 in connection with a recapitalization.

(5)                                 Pro forma income taxes related to our pre-tax income for the year ended December 31, 2010 and is based on our expected tax rate of 36.8%.

Pro Forma Reserve Quantity and Standardized Measure Information

The following table sets forth certain unaudited pro forma information concerning our proved oil and gas reserves giving effect to our Corporate Restructuring as if it had occurred on January 1, 2010. The following estimates of proved oil and gas reserves, both developed and undeveloped, represent interests we acquired in our Corporate Restructuring, and are located solely within the United States. Proved reserves represent estimated quantities of crude oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed oil and gas reserves are the quantities expected to be recovered through existing wells with existing equipment and operating methods. Proved undeveloped oil and gas reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells for which relatively major expenditures are required for completion.

The estimate of proved reserves and related valuations for the period ended December 23, 2010 was based upon a report prepared by Cawley, Gillespie & Associates, Inc. Petroleum Consultants as of December 31, 2010, adjusted for eight days of operations. The estimates of proved reserves are inherently imprecise and are continually subject to revision based on production history, results of additional exploration and development, price changes and other factors. These estimates do not include probable or possible reserves. The information provided does not represent our estimate of expected future cash flows or value of proved oil and gas reserves.

Changes in estimated reserve quantities:

	Oil (MBbl)			Natural Gas (MMcf)
	Bonanza Creek Energy Company, LLC	Holmes Eastern Company, LLC	Pro Forma Combined	Bonanza Creek Energy Company, LLC	Holmes Eastern Company, LLC	Pro Forma Combined
Balance—December 31, 2009	15,270	6,118	21,388	27,610	16,565	44,175
Extensions and discoveries	1,258	50	1,308	2,249	228	2,477
Sales of minerals in place	(559)	—	(559)	—	—	—
Production	(595)	(138)	(733)	(1,309)	(781)	(2,090)
Revisions to previous estimates	1,302	(308)	994	12,674	5,690	18,364
Balance—December 23, 2010	16,676	5,722	22,398	41,224	21,702	62,926
Proved developed reserves:
December 31, 2009	4,710	1,292	6,002	7,021	5,346	12,367
December 23, 2010	6,465	1,734	8,199	13,703	6,413	20,116
Proved undeveloped reserves:
December 31, 2009	10,560	4,826	15,386	20,589	11,219	31,808
December 23, 2010	10,211	3,988	14,199	27,521	15,289	42,810

The following table sets forth unaudited pro forma information concerning the discounted future net cash flows from our proved oil and gas reserves as of December 23, 2010, net of income tax expense, and giving effect to our Corporate Restructuring as if it had occurred on January 1, 2010. Future income tax expenses are calculated by applying appropriate year-end tax rates to future pretax net cash flows relating to proved oil and natural gas reserves. Future income tax expenses give effect to permanent differences, tax credits and loss carryforwards relating to the proved oil and natural gas reserves. Future net cash flows are discounted at a rate of 10% annually to derive the Standardized Measure. This calculation procedure does not necessarily result in an estimate of the fair market value or the present value of our oil and natural gas properties.

Standardized Measure from estimated production of proved oil and gas reserves as of December 23, 2010 (in thousands):

	Bonanza Creek Energy Company, LLC	Holmes Eastern Company, LLC	Pro Forma Combined
Future cash flows	$1,366,948	$528,802	$1,895,750
Future production costs	(434,498)	(138,515)	(573,013)
Future development costs	(222,007)	(130,202)	(352,209)
Future income tax expense	(126,005)	(57,242)	(183,247)
Future net cash flows	584,438	202,843	787,281
10% annual discount for estimated timing of cash flows	(299,329)	(113,149)	(412,478)
Standardized Measure	$285,109	$89,694	$374,803

Future cash flows as shown above were reported without consideration for the effects of derivative transactions outstanding at each period end.

Changes in Standardized Measure from proved oil and gas reserves (in thousands):

	Bonanza Creek Energy Company, LLC	Holmes Eastern Company, LLC	Pro Forma Combined
Beginning of period	$185,704	$58,150	$243,854
Sale of oil and gas produced, net of production costs	(31,916)	(11,113)	(43,029)
Net changes in prices and production costs	97,744	42,468	140,212
Extensions, discoveries and improved recoveries	17,405	590	17,995
Development costs incurred	21,615	9,342	30,957
Changes in estimated development cost	(30,350)	(14,006)	(44,356)
Sales of mineral in place	(10,799)	—	(10,799)
Revisions of previous quantity estimates	65,959	11,833	77,792
Net change in income taxes	(38,932)	(10,019)	(48,951)
Accretion of discount	20,368	7,183	27,551
Changes in production rates and other	(11,689)	(4,734)	(16,423)
End of period	$285,109	$89,694	$374,803

Average wellhead prices inclusive of adjustments for quality and location used in determining future net revenues related to the Standardized Measure calculation as of December 23, 2010 were calculated using the first-day-of-the-month price for each of the 12 months that made up the reporting period.

	Bonanza Creek Energy Company, LLC	Holmes Eastern Company, LLC
Oil (per Bbl)	$74.77	$75.33
Gas (per Mcf)	$4.72	$4.98